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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                             J.D. EDWARDS & COMPANY
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   281667 10 5
                                 (CUSIP Number)

                                       N/A
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)

[X]      Rule 13d-1(c)

[ ]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (CONTINUED ON THE FOLLOWING PAGE(S))

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CUSIP No. 281667 10 5                     13G                        Page 2 of 5



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 1    NAME OF REPORTING PERSON.
        Kylee Ann Fernalld

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
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 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [ ]

      (b) [X]
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 3    SEC USE ONLY

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 4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
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                               5     SOLE VOTING POWER

          NUMBER OF                  8,068,229(1)

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     127,982(2)
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  8,068,229(1)

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     2,502,555(3)
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 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      10,570,784
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10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ] N/A
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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.38%
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12    TYPE OF REPORTING PERSON (See Instructions)

      IN
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(1)  Includes 8,066,858 shares held indirectly in the Kylee McVaney Fernalld
     Trust dated June 26, 1999, Kylee A. Fernalld, Trustee; and 1,371 shares held directly by Ms. Fernalld
(2) Includes 24,238 shares voted by Ms. Fernalld and her spouse as Trustees of the Fernalld Family Children Non-GST Trust dated June 19, 2000; 64,481 shares voted by Ms. Fernalld and her spouse as Trustees of The Kylee A & Steve C Fernalld Family Trust dated July 1, 1999; and 39,263 shares held and voted by Ms. Fernalld's spouse
(3) Includes all shares in footnote 2 plus 2,374,573 shares held indirectly as beneficiary of the TyL Ranch Irrevocable Trust dated August 11, 1999.
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CUSIP No. 281667 10 5                                                Page 3 of 5

ITEM 1(a) NAME OF ISSUER:

          J.D. Edwards & Company

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          One Technology Way
          Denver, CO  80237

ITEM 2(a) NAME OF PERSON FILING:

          Kylee Ann Fernalld

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          901 East Chestnut Trail
          Littleton, Colorado 80121

ITEM 2(c) CITIZENSHIP:

          United States citizen

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

          Common Stock, par value $0.001

ITEM 2(e) CUSIP NUMBER:

          281667 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A :

         (a) [ ] Broker of Dealer registered under Section 15 of the Act
         (b) [ ] Bank as defined in Section 3(a)(6) of the Act
         (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940
         (e) [ ] An Investment Adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)
         (f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with
                 Section 240.13d- 1(b)(1)(ii)(F)
         (g) [ ] Parent Holding Company or control person in accordance with
                 Section 240.13d-1(b)(1)(ii)(G)
         (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
         (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
         (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)
                 N/A
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CUSIP No. 281667 10 5                                                Page 4 of 5

ITEM 4. OWNERSHIP.

Based on information provided by J.D. Edwards & Company, there were 112,746,793 shares of common stock outstanding on December 31, 2000.

         (a) Amount Beneficially Owned:
                  10,570,784

         (b) Percent of Class:
                  9.38%

         (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:
                           8,068,229

                  (ii) shared power to vote or direct the vote:
                           127,982

                  (iii) sole power to dispose or to direct the disposition of:
                           8,068,229

                  (iv) shared power to dispose or to direct the disposition of:
                           2,502,555

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS.

         N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

         N/A

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CUSIP No. 281667 10 5                                                Page 5 of 5

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2001
-----------------------------
Date

By:  /s/ Kylee A. Fernalld
    -------------------------
Name:    Kylee A. Fernalld



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